GUARANTY

THIS GUARANTY, dated as of February 22, 2007 (as amended, modified or supplemented from time to time, this “Guaranty”), made by

(1) Dawn Key Limited, a company organized and existing under the laws of the British Virgin Islands (the “Controlling Shareholder”); and

(2) Mr. Alexander Leonidovich Mamut, Russian passport No. 4503 652547, residing at Sivtsev Vrazhek Lane, 9, Apt. 35, Moscow, 119002, Russian Federation (the “Beneficial Owner”) (collectively with the Controlling Shareholder, the “Guarantors” and each a "Guarantor”);

W I T N E S S E T H :

WHEREAS, Inure Enterprises Ltd., a corporation duly organized and validly existing under the laws of the Republic of Cyprus (“Seller 1”) which is controlled by the Guarantors and EDN Sovintel LLC, a limited liability company duly organized and validly existing under the laws of the Russian Federation (“Buyer”), Golden Telecom, Inc., a corporation duly registered and validly existing under the laws of the State of Delaware (“Parent”), and Rambert Management Limited, a company duly organized and validly existing under the laws of the British Virgin Islands (“Seller 2”) (collectively with Seller 1, the “Sellers”) have entered into a stock purchase agreement, dated on or about the date hereof (the “Stock Purchase Agreement”), pursuant to which the Buyer has agreed to purchase from the Sellers 51 shares issued by ZAO Cortec, a company organized and existing under the laws of the Russian Federation (the “Company”), on the terms and conditions set forth therein;

WHEREAS, the Buyer is controlled by the Parent, and pursuant to the terms and conditions of the Stock Purchase Agreement, the Parent is to issue the Parent Shares (as defined in the Stock Purchase Agreement) to Sellers;

WHEREAS, the Guarantors are affiliates as among themselves and are bound by certain commitments with Seller 2; and

WHEREAS, it is one of the conditions to closing under the Stock Purchase Agreement that the Guarantors grant this Guarantee in favor of the Buyer and the Parent.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantors, the receipt and sufficiency of which are hereby acknowledged, the Guarantors hereby agree as follows:

1. Definitions and Interpretation.

1.1 Definitions. Unless otherwise defined herein, any capitalized term used herein (including in the preamble) shall have the meaning ascribed to such term in the Stock Purchase Agreement. In addition, the following terms shall have the following meanings:

"Beneficiaries” has the meaning assigned to such term in Section 2.1;

"Eligible Claim” means a Claim (or any part thereof) that has been confirmed by a judgment (which has become effective) or an arbitration award issued in accordance with the dispute resolution procedure set out in the Stock Purchase Agreement, as the case may be, or has otherwise been accepted by Sellers or any of them or is otherwise binding upon Sellers or any of them;

"Guaranteed Obligations” has the meaning assigned to such term in Section 2.1;

"Stock Purchase Agreement” has the meaning assigned to such term in the first recital; and

“Subject Claim” has the meaning assigned to such term in Section 2.1.

1.2	Interpretation. In this Guaranty,

(a)	unless specified to the contrary, use of the singular is deemed to include the plural, use of any gender is deemed to include every gender;

(b)	any reference to an ‘agreement’ or ‘contract’ includes an agreement, contract, deed, franchise, concession, license or undertaking and any waiver or release (in each case whether written, oral, implied or arising by operation of law);

(c)	references to this Guaranty or any other document shall, where appropriate, be construed as references to this Guaranty or such other document as varied, supplemented, novated and/or restated in any manner from time to time;

(d)	any undertaking by the Guarantors not to do any act or thing shall be deemed to include an undertaking not to permit or suffer or assist the doing of that act or thing;

(e)	any reference to any State of New York legal or accounting term for any action, remedy, method of judicial proceeding, insolvency proceeding, event of incapacity, legal or accounting document, legal or accounting status, court, governmental or administrative authority or agency, accounting body, official or any legal or accounting concept practice or principle or thing shall in respect of any jurisdiction other than the State of New York be deemed to include what most approximates in that jurisdiction to the State of New York legal or accounting term concerned; and

(f)	the headings shall not affect interpretation.

2. Guaranty.

2.1 Guaranty Unconditional. Subject to Section 2.2, each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally with the other Guarantor, as a primary obligor and not merely as a surety, to and for the benefit of Buyer and the Parent and their respective permitted successors, endorsees, transferees and assigns (including after the Closing, the Company or any Company Subsidiary) (together the “Beneficiaries”), the full and prompt payment and discharge by Sellers of each and every Claim against the Sellers (the “Subject Claim”) arising out of or under the Stock Purchase Agreement (the “Guaranteed Obligations”).

2.2 Guarantee is Limited.

(a)	Notwithstanding anything to the contrary herein contained, in no event shall:

(i)	The aggregate liability of the Guarantors hereunder exceed 70% of the Guaranteed Obligations; or

(ii)	the liability of the Guarantors in respect of each Subject Claim by the Beneficiaries in respect of the Guaranteed Obligations exceed 70% of such Subject Claim;

(iii)	a Guarantor have any liablity in respect of any Subject Claim which, either individually or in the aggregate with the other Subject Claims, is below US$1,000,000 (one million US Dollars).

(b)	No claim shall be established under this Guaranty until details of the relevant Claim have been notified to the Sellers in writing with a copy to the Guarantors and the Sellers have not fully and irrevocably discharged their obligations in respect of such Claim within thirty (30) days of such notice.

(c)	The Guarantors shall be entitled to benefit from and assert any defense available to Sellers under the Stock Purchase Agreement in respect of a Claim under the Stock Purchase Agreement for breach of a warranty or covenant to which the Subject Claim relates, except

(i)	to the extent that the Sellers have already availed themselves of such defense; or

(ii)	where the Subject Claim in respect of an Eligible Claim.

3. No Subrogation. Notwithstanding any payment or payments made by any Guarantor hereunder or any set-off or application of funds of the Guarantors by either Beneficiary, until all amounts due to any Beneficiary on account of the Guaranteed Obligations as limited under Section 2.2 are paid in full, no Guarantor shall (a) be entitled to be subrogated to any of the rights of any Beneficiary against either Seller or any other guarantor or in any collateral security or guaranty or right of offset held by any Beneficiary with respect to the payment or performance of any Guaranteed Obligation, or (b) seek any reimbursement or contribution from either Seller or any other guarantor in respect of any payment, set-off or application of funds made by the Guarantor hereunder.

4. Reinstatement of Guaranty. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of the Guaranteed Obligations is avoided, rescinded or must otherwise be restored or returned by any Beneficiary or their representatives or to any other guarantor for any reason including as a result of any insolvency, bankruptcy or reorganization proceeding with respect to any Seller or any Guarantor, all as though such payment had not been made.

5. Sole Responsibility. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Sellers, and of all other circumstances bearing upon the risk of non-performance of the Guaranteed Obligations and the nature, scope and extent of the risks which that Guarantor assumes and incurs hereunder, and agrees that the Beneficiaries shall have no duty to advise Guarantors of information known to them regarding such circumstances or risks.

6. No Effect on the Guaranty. Subject to Section 2.2(c), the obligations of a Guarantor under this Guaranty shall not be altered, limited, impaired or otherwise affected by:

(a)	any rescission of any demand for payment or performance of any of the Guaranteed Obligations or any failure by any Beneficiary to make any such demand on any Seller, any Guarantor or any other guarantor, or to collect any payments from any Seller, any Guarantor or any other guarantor or any release of any Seller, any Guarantor or any other guarantor;

(b)	any renewal, extension, modification, amendment, acceleration, compromise, waiver, indulgence, rescission, discharge, surrender or release, in whole or in part, of the Stock Purchase Agreement or the Guaranteed Obligations or any other instrument or agreement evidencing, relating to, securing or guaranteeing any of the Guaranteed Obligations, or the liability of any Person to any of the foregoing or for any part thereof or any collateral security therefor or guaranty thereof;

(c)	the validity, regularity or enforceability of any of the Guaranteed Obligations or of the Stock Purchase Agreement or any other instrument or agreement evidencing, relating to, securing or guaranteeing any of the Guaranteed Obligations at any time or from time to time held by any Beneficiary or any Guarantor;

(d)	any failure by any Beneficiary to protect, secure, perfect, record, insure or enforce any security document or collateral subject thereto at any time constituting security for the Guaranteed Obligations;

(e)	any act or omission of any Beneficiary relating in any way to the Guaranteed Obligations or to either of the Sellers or any Guarantor, including, without limitation, any failure to bring an action against any Person liable on the Guaranteed Obligations, or any Person liable on any guaranty of the Guaranteed Obligations, or any Person which has furnished security for the Guaranteed Obligations, or to apply any funds of any such Person held by any Beneficiary, or to resort to any collateral or collateral of any other guarantor;

(f)	any defense, set-off or counterclaim which may at any time be available to or be asserted by or on behalf of any Beneficiary against any Seller, any Guarantor or any other guarantor or any circumstance which constitutes, or might be construed to constitute, an equitable or legal discharge of any Seller, any Guarantor or any other guarantor for any of the Guaranteed Obligations, in bankruptcy or in any other instance;

(g)	any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Seller, any Guarantor or any other guarantor or any defense which any Seller, any Guarantor or any other guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding; or

(h)	any change, whether direct or indirect, in any Guarantor’s relationship to any Seller, including, without limitation, any such change by reason of any merger or any sale, transfer, issuance, or other disposition of any stock of any Seller, any Guarantor or any other entity.

7. Continuing Guaranty. This Guaranty is a continuing guaranty and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of the Beneficiaries in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Beneficiaries may otherwise have.

8. Waiver. Each Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require the Beneficiaries to: (a) proceed against Sellers or any other party; or (b) pursue any other remedy in the Beneficiaries’ power whatsoever.

9. Representations and Warranties. Each Guarantor represents and warrants to the Beneficiaries that (save in respect of: (1) the representation in section 9(a) below, which is made by the Controlling Shareholder only, and (2) the representation in section 9(b) below, which is made by the Beneficial Owner only):

(a)	the Controlling Shareholder is a corporation existing under the laws of the British Virgin Islands, with the corporate power to enter into, and to exercise its rights and perform its obligations hereunder; all corporate and other actions required to authorize the execution of this Guaranty and the performance of its obligations hereunder having been duly taken;

(b)	the Beneficial Owner is an individual with full legal capacity to execute, deliver and perform his obligations under the Guaranty and he has obtained all consents (including a spousal consent) which are necessary for his execution, delivery and performance of this Guaranty;

(c)	this Guarantee constitutes its legal, valid, binding and enforceable obligations, enforceable against it in connection with the terms and conditions of the Guaranty;

(d)	all acts, conditions and things required to be done, fulfilled and performed in order (i) to enable it lawfully to enter into and exercise its rights under this Guarantee, (ii) to perform and comply with the obligations expressed to be assumed by it hereunder, and (iii) to ensure that the obligations expressed to be assumed by it hereunder are legal, valid and binding, have been done, fulfilled and performed;

(e)	if any consents, approvals and authorizations of any Governmental Entity are necessary for the execution and delivery of this Guaranty, the performance of its obligations hereunder and/or the observation by it of the material terms and conditions thereof, they have been obtained and are in full force and effect;

(f)	executed (or conformed) copies of the Stock Purchase Agreement have been made available to it and it is familiar with the contents thereof; and

(g)	it has not taken any action nor have any other steps been taken or legal proceedings been started or, to the best of its knowledge, threatened against it for its winding-up, dissolution, administration or re-organization or for the appointment of a manager, receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues.

10. Covenants of the Guarantors

10.1 Each Guarantor shall obtain, renew, comply with the terms of, and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required to be obtained by that Guarantor under applicable laws to enable it lawfully to enter into this Guaranty and to perform its obligations hereunder.

10.2 The Beneficial Owner shall

(a)	not convey or transfer, or cause to be conveyed or transferred, in one or a series of transactions, all or substantially all of its business or assets, to any Person or Persons, unless the Person or Persons acquiring by conveyance or transfer the business or assets of the Beneficial Owner shall be duly organized and existing under the laws of the jurisdiction of its organization and shall expressly assume, by an instrument supplemental hereto, executed and delivered to Beneficiaries prior to or contemporaneously with the consummation of such transaction, the performance of the obligations of the Beneficial Owner under this Guaranty; and

(b)	at all times, own property having a value, both at fair valuation and at present fair saleable value greater than the total amount of the probable liability of such Guarantor on its debts and obligations as they become due, including with respect to the obligations created hereunder.

10.3 The Controlling Shareholder shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents and applicable laws, and will not take any action likely to lead to its liquidation or dissolution.

11. Expenses and Indemnity. Each Guarantor shall indemnify the Beneficiaries and their officers, directors, employees, representatives and agents from and against any and all damages, losses, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of or resulting from, or otherwise incurred in connection with, this Guaranty and the enforcement hereof.

12. Assignment. This Guaranty shall be binding upon each Guarantor and each Guarantor may not assign or transfer any of its rights, obligations or interests hereunder without the prior written consent of the Beneficiaries. This Guaranty shall inure to the benefit of the Beneficiaries.

13. Payments. Subject to Section 2.2(c), all payments made by the Guarantors hereunder shall be made in US Dollars and without setoff, withholding, counterclaim, condition or other defense.

14. Amendments. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Guarantors and the Beneficiaries.

15. Notices. All notices, requests, demands or other communications pursuant hereto shall be sent or delivered by telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier. All notices and other communications shall be in writing and addressed to such party at (i) in the case of Beneficiaries, as provided for in Section 11.10 (Notices) of the Stock Purchase Agreement, and (ii) in the case of each Guarantor, at its address set forth opposite its signature below, or in any case, at such other address as either of the Guarantors or the Beneficiaries may hereafter notify the other party in writing.

16. Governing Law. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE BENEFICIARIES AND OF THE GUARANTORS HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

17. Dispute Resolution.

17.1 Any dispute, controversy or claim arising out of or relating to this Guaranty, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules (the “Rules”) as at present in force. There shall be three arbitrators, with the Beneficiaries (or either of them if only one is a party to the arbitral proceedings) having the right to appoint one arbitrator, and the Guarantors having the right to jointly appoint one arbitrator, with the third arbitrator being selected by two arbitrators appointed by the parties, or upon any failure to select the third arbitrator within thirty (30) days from the date that the second of the party appointed arbitrators has been selected, then the third arbitrator shall be appointed as provided in the Rules. The seat and place of arbitration shall be London, England, and the English language shall be used throughout the arbitral proceedings. Any arbitral award shall be final and may not be challenged in any other arbitral tribunals located in any other jurisdictions. The successful party shall have the right to enforce such arbitral award in any court of competent jurisdiction. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by the parties to the arbitration insofar as such dispute arises out of this Guaranty, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. All expenses connected with the arbitration, including legal fees and other fees, incurred by the parties when resolving disputes under this Guaranty shall be payable in accordance with the arbitral award of the tribunal.

17.2 Notwithstanding Section 17.1, this Guaranty, and any rights of the Beneficiaries arising out of or relating to this Guaranty, may, at the option of the Beneficiaries, be enforced by the Beneficiaries in the courts having jurisdiction.

17.3 Each Guarantor hereby agrees that where any dispute relating to a Claim under the Stock Purchase Agreement exist and, the outcome of which may reasonably be expected to result in liablity of the Guarantor hereunder, is submitted to arbitration in accordance with the terms of the Stock Purchase Agreement, the Beneficiaries or either of them may request that the Guarantors join such arbitration proceedings (to the extent consistent with the applicable rules) and the Guarantors hereby agree to join such proceedings and agree to be bound the terms of the arbitration clause in the Stock Purchase Agreement as if there were parties thereto.

18. Severability. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed in favor of the Beneficiaries in order to carry out the provisions hereof. The invalidity or unenforceability of any provision of this Guaranty in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

19. Counterparts. This Guaranty is executed by the Guarantors and accepted by the Beneficiaries on four originals, each of which shall constitute one and the same instrument. An original executed by the Guarantors and countersigned by the Beneficiaries as the conclusive evidence of its acceptance of this Guaranty shall be lodged with each of the Guarantors and the Beneficiaries.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address: Phone: Fax: Attention: With a copy to:	Dawn Key Limited as Controlling Shareholder and Guarantor By /s/ Marina Abramova Name: Marina Abramova Title: Authorized Representative

Address: Phone: Fax: Attention:	Mr. Alexander Leonidovich Mamut as Beneficial Owner and Guarantor By /s/ Alexander Mamut Name: Alexander Mamut

Accepted and Agreed to:

EDN SOVINTEL LLC

as Beneficiary

By /s/ Jean-Pierre Vandromme

Name: Jean-Pierre Vandromme Title: General Director

GOLDEN TELECOM, INC.

as Beneficiary

By /s/ Jean-Pierre Vandromme

Name: Jean-Pierre Vandromme Title: Chief Executive Officer